EXHIBIT 4.25

                                                                  EXECUTION COPY

                                AMENDMENT NO. 1
                                ---------------

     AMENDMENT NO. 1 dated as of February 10, 2004, between CONSTELLATION BRANDS, INC., a Delaware corporation (the "Borrower"); each of the Subsidiaries of the Borrower identified under the caption "SUBSIDIARY GUARANTORS" on the signature pages hereto (individually, a "Subsidiary Guarantor" and, collectively the "Subsidiary Guarantors" and, together with the Borrower, the "Obligors"); and JPMORGAN CHASE BANK, as administrative agent for the Lenders referred to below (in such capacity, together with its successors in such capacity, the "Administrative Agent").

     The Borrower, the Subsidiary Guarantors, certain financial institutions (the "Lenders"), certain other parties and the Administrative Agent are parties to a Second Amended and Restated Credit Agreement dated as of October 31, 2003 (as in effect on the date hereof, the "Credit Agreement"). The Obligors and the Administrative Agent (having previously obtained the authorization of the Required Lenders) wish to amend the Credit Agreement in certain respects and, accordingly, the parties hereto hereby agree as follows:

     Section 1. DEFINITIONS. Except as otherwise defined in this Amendment No. 1, terms defined in the Credit Agreement (as amended hereby) are used herein as defined therein.

     Section 2. AMENDMENTS. Subject to the satisfaction of the conditions specified in Section 4 hereof, but with effect on and after the date hereof, the Credit Agreement is amended as follows:

     (a) Section 1.01 of the Credit Agreement is amended by adding the following definition in its appropriate alphabetical location:

          "'Senior Subordinated Notes due 2009' means the Borrower's 8.50% Senior Subordinated Notes due 2009 in an original aggregate principal amount of U.S. $200,000,000."

     (b) The second sentence of Section 7.11 of the Credit Agreement is amended and restated to read in its entirety as follows:

          "Neither the Borrower nor any of its Subsidiaries shall purchase, redeem, retire or otherwise acquire for value, or set apart any money for a sinking, defeasance or other analogous fund for, the purchase, redemption, retirement or other acquisition of, or make any voluntary payment or prepayment of the principal of or interest on, or any other amount owing in respect of, any Subordinated Indebtedness, except that (i) the Borrower may make payments on the regularly-scheduled payment dates with respect to the principal of and interest on the Subordinated Indebtedness as in effect on the date hereof (or, as to any Subordinated Indebtedness issued after the date hereof, as originally in effect), (ii) so long as no Default shall have occurred and be continuing (or will occur as a result of such payment), from the proceeds of Subordinated Indebtedness issued in accordance with the first paragraph of this Section, the Borrower may redeem or prepay Subordinated Indebtedness that is being refinanced with such proceeds, (iii) from the proceeds of Revolving Loans and/or cash held by the Borrower or any Subsidiary, the Borrower may redeem the Senior Subordinated Notes due 2009 in an aggregate amount (including any associated premium thereon) not to exceed the sum of U.S.$208,500,000 plus any accrued but unpaid interest thereon and any expenses associated with such redemption, so long as at the time of any such redemption and after giving effect thereto (x) no Default shall have occurred and be continuing and (y) the Borrower shall be in compliance with Section 7.10 (the determination of such ratios to be calculated under the assumption that such redemption and any related Borrowing of Revolving Loans and application of cash occurred at the beginning of the respective period), and prior to any such redemption the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect specified in this clause (iii) and setting forth in reasonable detail the computations necessary to determine compliance with the foregoing clause
     (iii)(y) and (iv) the Borrower or any Subsidiary may acquire Subordinated Indebtedness to the extent that the Borrower's investment therein is permitted by Section 7.06(i)."

     Section 3. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants to the Lenders and the Administrative Agent that (i) the representations and warranties set forth in the Credit Agreement, and of each Obligor in each of the other Loan Documents to which it is party (but as to such other Loan Documents, in all material respects), are true and correct on and as of the date hereof as if made on and as of the date hereof (or, if any such representation or warranty is expressly stated to have been made as of a specific date, such representation or warranty shall be true and correct as of such specific date) and as if each reference to the "Credit Agreement", or similar words of import, included reference to this Amendment No. 1 and (ii) at the time of and immediately after giving effect to this Amendment No. 1, no Default has occurred and is continuing.

          Section 4. CONDITIONS PRECEDENT. The amendments set forth in Section 2 hereof shall become effective, as of the date hereof, upon the execution and delivery of this Amendment No. 1 by the Obligors and the Administrative Agent.

          Section 5. MISCELLANEOUS. Except as herein provided, the Credit Agreement shall remain unchanged and in full force and effect. This Amendment No. 1 may be executed in any number of counterparts, all of which taken together shall constitute one and the same amendatory instrument and any of the parties hereto may execute this Amendment No. 1 by signing any such counterpart. This Amendment No. 1 shall be governed by, and construed in accordance with, the law of the State of New York.

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     IN  WITNESS WHEREOF, the parties hereto have caused this Amendment No. 1 to be  duly  executed  and  delivered  as  of the day and year first above written.

                              CONSTELLATION BRANDS, INC.


                              By /s/ Thomas S. Summer
                                 ----------------------------------
                                 Name:  Thomas S. Summer
                                 Title: Executive Vice President
                                        and Chief Executive Officer

SUBSIDIARY GUARANTORS
---------------------

ALLBERRY, INC.
CLOUD PEAK CORPORATION
FRANCISCAN VINEYARDS, INC.
MT. VEEDER CORPORATION


By /s/ Thomas S. Summer
   -----------------------------------
   Name:  Thomas S. Summer
   Title: Vice President and Treasurer


ROBERTS TRADING CORP.


By /s/ Thomas S. Summer
   -----------------------------------
   Name:  Thomas S. Summer
   Title: President and Treasurer


CONSTELLATION INTERNATIONAL HOLDINGS LIMITED
CANANDAIGUA WINE COMPANY, INC.


By /s/ Thomas S. Summer
   -----------------------------------
   Name:  Thomas S. Summer
   Title: Treasurer

BARTON INCORPORATED
BARTON BRANDS, LTD.
BARTON BEERS, LTD.
BARTON BEERS OF WISCONSIN, LTD.
BARTON BRANDS OF CALIFORNIA, INC.
BARTON BRANDS OF GEORGIA, INC.
BARTON CANADA, LTD.
BARTON DISTILLERS IMPORT CORP.
MONARCH IMPORT COMPANY
BARTON FINANCIAL CORPORATION


By /s/ Thomas S. Summer
   -----------------------------------
   Name:  Thomas S. Summer
   Title: Vice President


CANANDAIGUA LIMITED


By /s/ Thomas S. Summer
   -----------------------------------
   Name:  Thomas S. Summer
   Title: Finance Director


CBI AUSTRALIA HOLDINGS PTY LIMITED


By /s/ Thomas S. Summer
   -----------------------------------
   Name:  Thomas S. Summer
   Title: Authorized Signatory


CONSTELLATION AUSTRALIA PTY LIMITED


By /s/ Thomas S. Summer
   -----------------------------------
   Name:  Thomas S. Summer
   Title: Authorized Signatory

JPMORGAN CHASE BANK,
   as Administrative Agent


By /s/ Laura J. Cumming
   -----------------------------------
   Name:  Laura J. Cumming
   Title: Vice President

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